NEWS RELEASE
T. Greenlee Flanagin
President
(706) 736-6334

SECURITY LAND & DEVELOPMENT CORPORATION ANNOUNCES

INCREASE IN OFFER PRICE TO $1.75 PER SHARE IN

TENDER OFFER TO REPURCHASE UP TO 2,000,000 OF ITS COMMON SHARES

Augusta, Georgia (May 9, 2017) – Security Land & Development Corporation announced today that it has amended its previously announced tender offer, and is offering to purchase up to 2,000,000 of its common shares at an increased price of $1.75 per share (the “Company’s Offer”).  The Company’s Offer expires at 5:00 p.m., Augusta, Georgia time, on Friday, May 26, 2017, unless further extended or terminated by Security Land.

Security Land increased the Offer Price of its tender offer to $1.75 per share in order to match the price in a third party tender offer.  The Company’s Board of Directors makes no recommendation as to whether any stockholder should tender or refrain from tendering shares.

Tenders of shares in response to the Company’s Offer must be made on or prior to the expiration of the Offer and may be withdrawn at any time on or prior to the expiration of the Offer.  Holders of common shares who have already tendered their shares will receive the increased price and do not need to retender their securities or take any other action as a result of the increase in the Offer Price.

Complete terms and conditions of the Company’s Offer are set forth in the Offer to Purchase, Letter of Transmittal and other related materials that were filed as exhibits to the Tender Offer Statement on Schedule TO filed by Security Land & Development Corporation with the SEC on February 8, 2017, as amended and supplemented by Amendments filed with the SEC. Holders of common shares wishing to participate in the tender offer should follow the procedures set forth in the Company’s Amended Offer to Purchase dated March 15, 2017, as further amended by Amendments to the Schedule TO and the related Letter of Transmittal.

For questions and information, please call T. Greenlee Flanagin at (706)736-6334.

Additional Information

This press release is provided for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any common shares of Security Land & Development Corporation (“Security Land” or the “Company”). The tender offer is being made only pursuant to the offer to purchase, letter of transmittal, and related materials, as amended and supplemented, pursuant to a tender offer statement on Schedule TO and Schedule 13E-3, as amended or supplemented, as filed with the SEC and forming a part thereof. Investors and shareholders should read those filings carefully as they contain important information about the tender offer. Those documents as well as Security Land’s other public filings with the SEC may be obtained without charge at the SEC’s website at www.sec.gov . The website address of the SEC is included in this press release for reference only. The information contained on this website is not incorporated by reference in this press release and should not be considered to be a part of this press release. The Company’s Offer to purchase and related materials may also be obtained without charge by contacting T. Greenlee Flanagin, the President, at (706) 736-6334 if you have any questions or request assistance.

All statements contained in this press release, other than statements of historical fact, are forwardlooking statements including those regarding the expected timing of the tender offer described in this press release. These statements speak only as of the date of this press release and are based on our current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different from those described in or implied by such forwardlooking statements, including risks and uncertainties regarding: changes in financial markets; changes in economic, political or regulatory conditions or other trends affecting the real estate industry; and changes in facts and circumstances and other uncertainties concerning the completion of the tender offer. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forwardlooking statements to reflect future events or circumstances.